EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

        We consent to the incorporation by reference in Registration Statements File Nos. 33-35023, 33-38616, 333-00187, 333-73155, 333-77061, 333-42729, 333-33200, 333-37350, 333-50880, 333-89190 and 333-105964 of MGM MIRAGE of our report dated January 28, 2003, except for Note 19, as to which the date is February 28, 2003 and except for the reclassification of the Golden Nugget Las Vegas, the Golden Nugget Laughlin and PLAYMGMMIRAGE.com as discontinued operations as described in Note 1 and Note 20, as to which the date is September 9, 2003, appearing in this Current Report on Form 8-K of MGM MIRAGE dated September 11, 2003.

DELOITTE & TOUCHE LLP

Las Vegas, Nevada

September 11, 2003